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                                                                     EXHIBIT 8.2


                        [Quarles & Brady LLP letterhead]

                                September 3, 1999


F&M Bancorporation, Inc.
One Bank Avenue
Kaukauna, WI 54120

         Re:  Acquisition of F&M Bancorporation, Inc. by Citizens Banking
                   Corporation-- Merger of Citizens Acquisition, Inc. into F&M Bancorporation, Inc.

Ladies and Gentlemen:

         This opinion is being delivered to you pursuant to section 6.2(c) of the Agreement and Plan of Merger (the "Agreement") dated as of April 18, 1999, as amended and restated as of July 30, 1999, by and among Citizens Banking Corporation, a Michigan corporation ("Citizens"), Citizens Acquisition, Inc., a Wisconsin corporation ("Acquisition"), and F&M Bancorporation, Inc., a Wisconsin corporation ("F&M").

         It is anticipated that, pursuant to the Agreement, Acquisition will merge with and into F&M pursuant to the applicable laws of the State of Wisconsin (the "Merger"), and pursuant to the Agreement and as a result thereof the identity and separate existence of Acquisition will cease, and F&M will become a corporation wholly-owned subsidiary of Citizens.

         Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Agreement. All Section references unless otherwise indicated are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to F&M in connection with the Merger. As such, and for the purposes of rendering this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in the following documents:

         1.   The Agreement;

         2. Representations made to us by Citizens and F&M in letters dated August 31, 1999; and August 26, 1999

         3. Such other instruments and documents related to the formation, organization, and operation of Citizens, Acquisition and F&M, the consummation of the Merger, and the transactions contemplated thereby as we deemed necessary or appropriate.


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         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without independent investigation or review) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there has been, or will be by the Effective Time of the Merger, due execution and delivery of all documents where execution and delivery are prerequisites to effectiveness thereof;

         2. At the Effective Time of the Merger, the fair market value of the Citizens voting common stock and other consideration received by each F&M shareholder will be approximately equal to the aggregate fair market value of the F&M common stock surrendered in the Merger;

         3. The Merger will be effected in accordance with the terms of the Agreement, and all of the statements, covenants, representations and warranties therein or referred to above will be true as of the Effective Time of the Merger; and

         4. The Agreement and the Merger are the product of arm's-length negotiations.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:

         1. The Merger will constitute a "reorganization" within the meaning of Section 368 of the Code. Citizens, Acquisition and F&M will each be a "party to the reorganization" within the meaning of
              Section 368 of the Code;

         2. No gain or loss will be recognized by Citizens, Acquisition or F&M as a result of the Merger;

         3. The shareholders of F&M will not recognize gain or loss on their exchange of F&M shares for Citizens shares, except to the extent of cash received in lieu of a fractional share of Citizens common stock; and

         4. The discussion in the Registration Statement on Form S-4 filed by Citizens with reference to the Merger under the heading "The Merger - Material Federal Income Tax Consequences" is accurate.

         In addition to the assumptions set forth above, this opinion is subject to the exemptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion.


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              Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

         2. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other related transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in this opinion.

         4. This opinion is intended solely for the benefit of F&M and its shareholders; it may not be relied upon for any other purpose or by any other person or entity and it may not be made available to any other person or entity without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement of Citizens on Form S-4 and to the reference to our firm under the caption "The Merger - Material Federal Income Tax Consequences" in the Joint Proxy Statement-Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, or that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ QUARLES & BRADY LLP